Exhibit 99.1

Onvia, Inc. Reports Fourth Quarter and Annual 2015 Results

Subscription Revenue increased 6% to $21.5 million for 2015; Annual Contract Value of Strategic Accounts increased 8% from 2014

SEATTLE, Feb. 25, 2016 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), the leading provider of state and local government procurement intelligence, announced its financial results for the fourth quarter and year ended December 31, 2015.

2015 Financial Highlights

  Subscription revenue up 6% to $21.5 million vs. $20.3 million in 2014
  Total revenue up 4% to $23.6 million vs $22.6 million in 2014
  Adjusted EBITDA of $1.9 million compared to $2.5 million in 2014
  Net loss of $486,000 compared to a net loss of $727,000 in 2014
  In December 2015, we repurchased ~5% shares outstanding at $3.00 per share

Q4 2015 Financial Highlights

  Subscription revenue up 6% to $5.5 million compared to Q4 2014
  Total revenue increased 4% to $6.0 million compared to Q4 2014
  Adjusted EBITDA of $513,000 in Q4 2015  compared to $226,000 in Q4 2014
  Net loss of $98,000 in Q4 2015 vs. $479,000 in Q4 2014

Q4 2015 Operational Performance Summary

	Q4 15	Q3 15	Change %	Q4 14	Change %

Annual Contract Value (ACV) (in millions)
Strategic Accounts	$ 17.1	$ 17.0	1%	$ 15.9	8%
Small Business	4.9	5.1	-4%	5.6	-13%
Total ACV	$ 22.0	$ 22.1	0%	$ 21.5	2%

Client Count
Strategic Accounts	1,325	1,325	0%	1,300	2%
Small Business	1,675	1,775	-6%	2,000	-16%
Total Clients	3,000	3,100	-3%	3,300	-9%

Annual Contract Value per Client (ACVC)
Strategic Accounts	$ 12,846	$ 12,781	1%	$ 12,312	4%
Small Business	2,888	2,868	1%	2,775	4%
Total ACVC	$ 7,283	$ 7,116	2%	$ 6,500	12%

Content Licenses (in millions)	$ 1.6	$ 1.6	0%	$ 1.9	-16%

For more information about ACV and ACVC, see "Key Metric Definitions" below.

Fourth Quarter and Annual 2015 Results

In 2015, subscription revenue grew 6% as a result of ACV growth in 2014 and early 2015. Overall, ACV grew 2% in 2015, lower than originally planned. Although first year client retention improved over the course of 2015, first year retention rates were still below expectations. In response, we focused on the quality of new client acquisition and onboarding to improve first year retention long term. We targeted higher quality prospects and focused on solving the client's primary objective before introducing new solutions for additional objectives. We also enhanced our client onboarding program in 2015 to help the client successfully implement and realize value from the solution. This focus negatively impacted ACVC and ACV in the short term, but is expected to improve first year client retention in the future. Future revenue growth is dependent on increasing new client acquisitions and improving first year retention rates.

As a result of these changes, we are now providing more visibility into the progress made within our target market by breaking out our client metrics between Strategic Accounts and Small Business. Strategic Accounts are those clients from our target market that we believe have a long term strategic interest in the state and local government market. Small Business Accounts are legacy clients that were acquired prior to our change in business model in 2011. ACV for Strategic Accounts grew 8% in 2015 over the prior year. Our strategic initiatives over the past year have been focused on growth within the ACV of Strategic Accounts.

In discussing the Company results for 2015, Hank Riner, Onvia's CEO stated, "The growth in Strategic Accounts demonstrates the discipline we have shown in defining our target market, and the success we have achieved in understanding this target market and providing clients with a strong value proposition. Our 2016 initiatives are focused on improving our value proposition to this market, and improving our financial results by accelerating new client acquisition and improving first year retention rates. In 2016, we will be focused on completing the migration of clients to the Onvia 7 search experience which will deliver more actionable results to our users. We'll also focus on improving the ease of use of the platform and delivering enhanced content that will further support our client's business development activities. We believe that the initiatives we began in 2015 will result in improved new client acquisition and first year retention results, strengthen our tenured client base, which will put us on the path of realizing our growth strategy."

"We have also built a strong team to execute our growth strategy," Mr. Riner continued. "We are pleased to announce the hiring of Alberto Sutton as our new Senior Vice President of Marketing. Most recently, Alberto was the VP of Global Marketing at Pyramid Analytics in Seattle. We believe that Alberto's strong content marketing experience will help us to strengthen our marketing message and reach to our target market. Alberto will be responsible for all marketing activities for Onvia beginning the middle of February. During the past year we have invested in expanding our leadership team to accelerate our growth. Alberto is the third new member to the team with Chris Woerner joining us as SVP of Product in May 2015 and Steve Ritchie as SVP of Sales in November 2015."

Operating expenses in the fourth quarter of 2015 decreased 2% to $5.3 million from $5.4 million in the same period of 2014. In the fourth quarter of 2014, we incurred an expense of approximately $200,000 to independently evaluate potential future product offerings and to ensure that our product and content organizations are properly aligned to deliver our long term product and content roadmap. The $200,000 did not reoccur in 2015. The decrease related to the 2014 investment was partially offset by incremental sales and marketing costs incurred in 2015 required to accelerate future revenue growth.

2015 operating expenses increased 4%, or $852,000, to $20.9 million compared to $20.0 million in 2014. The increase in operating expenses is primarily a result of approximately $800,000 of employee separation costs and special project legal and consulting fees incurred during 2015.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended December 31, 2015 increased to $513,000 from $226,000 in Q4 2014. 2015 Adjusted EBITDA decreased $566,000, or 23%, to $1.9 million compared to $2.5 million in 2014. The Adjusted EBITDA for 2015 and 2014 does not include incentive compensation that would have otherwise been incurred had the company performance achieved the results required in the executive compensation arrangements. In addition, due to the Company's small size, increased variable sales costs and investment may exceed the incremental revenue generated each period, which could negatively impact short term Adjusted EBITDA.

Net loss was $98,000, or $0.01 cent per diluted share, in Q4 2015 compared to $479,000, or $0.06 cents per diluted share, in Q4 2014. Net loss for 2015 was $486,000, or $0.07 cents per diluted share, compared to $727,000 million, or $0.10 cents per diluted share, in 2014.

At December 31, 2015, cash, cash equivalents and available for sale investments decreased to $6.8 million compared to $8.0 million at the end of 2014. In December 2015, the Company repurchased 349,497 shares of common stock at a price of $3.00 per share for an aggregate cost of $1,048,491. The repurchased shares are held by the Company as treasury stock and are excluded from outstanding shares for the purposes of earnings per share calculations.

2015 in Review

In 2015, Onvia was focused on three initiatives intended to accelerate growth in subscription revenue and improve future Adjusted EBITDA.

The first 2015 initiative was to further accelerate year over year bookings growth. The growth was planned in three key areas: sales to new customers, contract enhancements with existing customers and improved retention of our existing customers. The measure of success for this initiative included growth in ACV and ACVC, and improvement in dollar retention.

Bookings growth in 2015 was lower than expected. First year retention rates improved during 2015 but not as much as planned. To improve future first year retention we focused on quality of new clients which negatively impacted new client ACVC and acquisition bookings in the short term. Both factors resulted in lower than planned bookings growth in 2015.

Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts. For the twelve months ended December 31, 2015, dollar retention is 88%, consistent with the same period of last year. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see "Key Metric Definitions" below.

The second 2015 initiative was to enhance the existing Onvia platform and provide improved content which further aligns to customer needs. This initiative included the continued rollout of Onvia 7 search enhancements to our target market clients. A success measure of this initiative included the effectiveness of product releases and the related impact on ACVC and dollar retention.

We originally planned to have all vertical ontologies completed by 2015. As of December 31, 2015, we had completed ontologies for two of our three major verticals and expect the remaining ontologies to be completed by Q2 2016. Once an ontology is complete for a market sector, we begin the process of migrating clients to the new Onvia 7 search paradigm. We expect to migrate clients in our completed market sectors to Onvia 7 by the end of 2016.

The third and final 2015 initiative included improving the existing information technology infrastructure as a means to reduce complexity, accelerate product development and reduce costs long-term. Our third initiative was successful and was focused on three major areas. First, we moved to an open source search technology in order to increase our capacity for search and improve search speed. Final rounds of testing are in progress and we are preparing to roll this out in the first half of 2016 along with other improvements to our platform. Second, we began working on a change in database structures to allow for faster more agile product enhancements in the future. Finally, we addressed areas where data capture can be further automated to allow for cost effective scaling of data aggregation.

2016 Focus

In 2016 we will focus on generating top line revenue growth to create leverage from our business model. Once our fixed costs are covered, Adjusted EBITDA should grow faster than revenues and drive value for shareholders. We believe that we made the right investments in 2015 to support accelerating revenue growth by the end of 2016. In 2015 we invested in the following areas:

  New sales and marketing leadership
  A more robust content marketing program
  New lead qualification organization to support acquisition sales
  Expanded the first year onboarding and first year retention team
  Improved search capabilities, including Onvia 7 ontology builds
  New product leadership
  Enhanced the product organization to deliver client driven products and workflows

Although our results did not meet our expectations in 2015, we believe that we are well positioned to accelerate ACV and revenue growth in 2016.

Conference Call

Onvia will hold a conference call later today (February 25, 2016) to discuss its fourth quarter and year end results. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, February 25, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9176
International: 1-785 424 1667
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until March 25, 2016:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 118333

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; interest and miscellaneous income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Loss to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

GAAP net loss	$ (98)	$ (479)	$ (486)	$ (727)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	12	(4)	(18)	(11)
Depreciation and amortization	556	687	2,322	3,091
Stock-based compensation	43	22	121	152

Adjusted EBITDA	$ 513	$ 226	$ 1,939	$ 2,505

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, the progress to be made in 2016, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia's go to market strategy fails to increase and retain contract value of customers; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2014.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 15 years Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting business with government. For information about Onvia, visit http://www.onvia.com/.

Onvia, Inc.
Condensed Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2015 and December 31, 2014

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,488	$ 5,179	$ 21,536	$ 20,338
Content license	410	489	1,705	1,906
Management information reports	24	25	133	154
Other	40	49	214	227

Total revenue	5,962	5,742	23,588	22,625

Cost of revenue	772	834	3,186	3,309

Gross margin	5,190	4,908	20,402	19,316

Operating expenses:
Sales and marketing	3,354	3,314	12,808	12,142
Technology and development	984	1,137	4,145	4,312
General and administrative	938	940	3,953	3,600

Total operating expenses	5,276	5,391	20,906	20,054

Loss from operations	(86)	(483)	(504)	(738)

Interest and other income, net	(12)	4	18	11

Loss before income tax	(98)	(479)	(486)	(727)

Provision for income taxes	-	-	-	-

Net loss	$ (98)	$ (479)	$ (486)	$ (727)

Basic and diluted net loss per common share	$ (0.01)	$ (0.06)	$ (0.07)	$ (0.10)

Basic and diluted weighted average shares outstanding	7,435	7,399	7,421	7,386

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 1,483	$ 1,577
Short-term investments, available-for-sale	5,275	6,436
Accounts receivable, net of allowance for doubtful accounts of $32 and $42	1,298	1,735
Prepaid expenses and other current assets	1,075	682

Total current assets	9,131	10,430

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,036	1,358
Internal use software, net of accumulated amortization	5,091	5,059
Other long-term assets	260	181

Total long term assets	6,387	6,598

TOTAL ASSETS	$ 15,518	$ 17,028

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 499	$ 873
Accrued expenses	937	1,098
Unearned revenue, current portion	8,821	8,478
Other current liabilities	104	82

Total current liabilities	10,361	10,531

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	283	405
Deferred rent, net of current portion	574	590
Other long-term liabilities	43	69

Total long term liabilities	900	1,064

TOTAL LIABILITIES	11,261	11,595

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,717,788 and 8,643,460 shares issued; and 7,125,484 and 7,400,653 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,242,807 shares	(5,446)	(4,398)
Additional paid in capital	354,212	353,852
Accumulated other comprehensive gain	(3)	(1)
Accumulated deficit	(344,507)	(344,021)

Total stockholders' equity	4,257	5,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,518	$ 17,028

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2015 and December 31, 2014

	Twelve Months Ended December 31,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (486)	$ (727)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,322	3,091
Loss on sale of property and equipment	19	-
Stock-based compensation	121	152
Change in operating assets and liabilities:
Accounts receivable	437	(402)
Prepaid expenses and other assets	(471)	(120)
Accounts payable	(247)	109
Accrued expenses	(161)	138
Unearned revenue	220	463
Deferred rent	4	25

Net cash provided by operating activities	1,758	2,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(408)	(302)
Additions to internal use software	(1,802)	(2,093)
Purchases of investments	(9,120)	(11,732)
Sales of investments	1,665	1,570
Maturities of investments	8,614	9,279
Proceeds from the sale of equipment	8	-

Net cash used in investing activities	(1,043)	(3,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	-	(189)
Repurchase of stock	(1,048)	-
Proceeds from exercise of stock options and purchases under employee stock purchase plan	239	242

Net cash provided by / (used in) financing activities	(809)	53

Net decrease in cash and cash equivalents	(94)	(496)

Cash and cash equivalents, beginning of period	1,577	2,073

Cash and cash equivalents, end of period	$ 1,483	$ 1,577

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CONTACT: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com